Exhibit 99.1

FOR IMMEDIATE RELEASE

February 19, 2013

Owens & Minor Announces Appointment of New

Chief Financial Officer

RICHMOND, VA….Owens & Minor, Inc. (NYSE-OMI) announced today the appointment of Richard A. (Randy) Meier, 53, as Executive Vice President & Chief Financial Officer of Owens & Minor, Inc., effective March 1, 2013.

From 2010 to 2012, Meier served as Executive Vice President & Chief Financial Officer of Teleflex, Inc., a global provider of specialty medical devices for a range of procedures in critical care and surgery. Before joining Teleflex, he served as President & Chief Operating Officer of Advanced Medical Optics, Inc., from 2007 to 2009, when the company was acquired as a wholly owned subsidiary of Abbott Laboratories. Meier joined Advanced Medical Optics, a global ophthalmic medical device company, as Corporate Vice President & Chief Financial Officer in 2002 and continuously served as chief financial officer while simultaneously serving in a variety of finance and operations roles between 2002 and 2007. Meier also worked for Valeant Pharmaceuticals, Inc., formerly ICN Pharmaceuticals, Inc., a global pharmaceutical company, from 1998 to 2002, where he served as Executive Vice President, Executive Vice President & Chief Financial Officer, and as Treasurer.

“Randy brings a wealth of finance and operations experience to this critical Owens & Minor role,” said Craig R. Smith, President & Chief Executive Officer of Owens & Minor. “Through his career, Randy has developed a wide-ranging expertise in the healthcare industry and in managing global enterprises, which will provide solid support for Owens & Minor’s efforts to grow our business overseas.”

Prior to joining Valeant Pharmaceuticals, Meier was a senior vice president with the investment banking firm of Schroder & Co., Inc. in New York, which he joined in 1996. In the early stages of his career, Meier held various financial and banking positions at Salomon Smith Barney, Manufacturers Hanover Trust Corporation, as well as other financial and management positions at other firms. Meier will take over for Michael W. Lowry, who briefly served as Interim Chief Financial Officer & Interim Chief Accounting Officer of Owens & Minor, from February 7, 2013, until March 1, 2013. Lowry, 51, who has worked at Owens & Minor since 1988, will resume his role as Operating Vice President, Treasurer of Owens & Minor.

Meier serves on the board of BioMarin Pharmaceuticals, Inc. (NASD: BMRN), where he is chairman of the Audit Committee and a member of the Corporate Governance and Nominating Committee, and also on the board of Staar Surgical, Inc. (NASD: STAA), where he serves on the Audit and Compensation Committees. Meier is a graduate of Princeton University with a Major in Economics.

Information on www.Owens-Minor.com

Owens & Minor uses its website, www.owens-minor.com, as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national distributor of name-brand medical and surgical supplies. Owens & Minor also offers global third-party logistics services to pharmaceutical, life-science, and medical-device manufacturers through its European business unit, Movianto, and through its U.S.-based service, OM HealthCare Logistics. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, healthcare manufacturers, and the federal government. Owens & Minor also provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

Contact:	Truitt Allcott, Director, Investor & Media Relations: 804-723-7555 or truitt.allcott@owens-minor.com

Source: Owens & Minor